Exhibit 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

FLUID MEDIA NETWORKS, INC.

(“BUYER”),

TRUSONIC, INC.,

(THE “COMPANY”),

AND

CERTAIN STOCKHOLDERS OF TRUSONIC, INC.

(“SELLERS”)

OCTOBER 17, 2007

TABLE OF CONTENTS
TABLE OF CONTENTS

I. DEFINITIONS.		1
1.01	Certain Definitions	1
1.02	Interpretation	10

II. SALE AND TRANSFER OF SHARES; CLOSING		10
2.01	Sale and Transfer of Shares	10
2.02	Purchase Price	10
2.03	Closing	12
2.04	Closing Deliveries	12
2.05	Option holders	13

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS		14
3.01	Due Organization; Subsidiaries; Etc.	14
3.02	Capitalization	14
3.03	Authorization; Good Title Conveyed	15
3.04	Financial Statements	15
3.05	No Undisclosed Liabilities	16
3.06	Compliance with Law; Licenses	16
3.07	No Conflicts	17
3.08	Contracts	18
3.09	Legal Proceedings; Orders	20
3.10	Taxes	20
3.11	Absence of Certain Changes	21
3.12	Employee Benefit Plans	23
3.13	Intellectual Property	25
3.14	Environmental Matters	28
3.15	Labor Matters	29
3.16	Brokers and Finders	31
3.17	Condition and Sufficiency of Assets	31
3.18	Books and Records	31
3.19	Real Properties	31
3.20	Tangible Property	32
3.21	Employees	33
3.22	Insurance	33
3.23	Banking Relationships	33
3.24	Insolvency Proceedings	33
3.25	Territorial Restrictions	33
3.26	Customers	34
3.27	Suppliers	34
3.28	Distributors	34
3.29	Accounts Receivable	34
3.30	Inventory	34

i

3.31	Transactions with Certain Persons	35

IV. REPRESENTATIONS AND WARRANTIES OF BUYER		36
4.01	Organization of Buyer; Authorization	36
4.02	No Conflicts	36
4.03	Legal Proceedings; Orders	36
4.04	Brokers and Finders	37
4.05	Investment Intent, etc	37

V. COVENANTS AND AGREEMENTS OF SELLERS AND THE COMPANY		37
5.01	Release	37
5.02	Landmark Loans	38
5.03	Elsberry Bonus	38
5.04	Access to Information	38

VI. INDEMNIFICATION; REMEDIES		38
6.01	Survival of Representations and Warranties	38
6.02	Indemnification by Sellers	38
6.03	Indemnification by Buyer	39
6.04	Procedures for Indemnification	39
6.05	Indemnification Limitations	41
6.06	Subrogation	41
6.07	No Double Recovery	41
6.08	Treatment of Indemnity Payments Between the Parties	41
6.09	Reduction of Losses	41

VII. CERTAIN TAX MATTERS		42
7.01	Filing of Tax Returns	42
7.02	Tax Contests	42

VIII. MISCELLANEOUS		43
8.01	Expenses	43
8.02	Public Announcements	43
8.03	Appointment of Seller Representative as Attorney-in-Fact	43
8.04	Successors	43
8.05	Further Assurances	44
8.06	Waiver	44
8.07	Entire Agreement; Amendment	44
8.08	Governing Law	44
8.09	Consent to Jurisdiction	44
8.10	Assignment	44
8.11	Notices	44
8.12	Headings	45
8.13	Counterparts	45
8.14	Schedules	45

8.15	Severability	45
8.16	Advice of Counsel	45
8.17	No Third?Party Beneficiaries	46

Exhibits
Exhibit A                      Form of Promissory Note
Exhibit B                      Form of Security Agreement
Exhibit C                      Form of Employment Agreement
Exhibit D                      Form of Consulting Agreement
Exhibit E                      Known Liabilities

SCHEDULES

[TO BE INSERTED]

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of October 17, 2007 by and among Fluid Media Networks, Inc., a Nevada corporation (“Buyer”), Trusonic Inc., a Delaware corporation (the “Company”), Joseph J. Tebo and the other Stockholders whose names appear on Schedule 2.01 attached to and made a part of this Agreement (each a “Seller” and collectively, “Sellers”).

RECITALS

WHEREAS, the Company owns and operates the Business (as defined in Section 1.01 below) with its principal place of business in California;

WHEREAS, Sellers own 2,744,269.70 shares of Common Stock, constituting one hundred percent (100%) of all of the issued and outstanding capital stock of the Company, and each of the Sellers has approved, and deems it advisable and in the best interests of such Seller, to consummate, the sale of 2,744,269.70 shares of Common Stock of the Company, constituting One Hundred Percent (100%) of the issued and outstanding capital stock of the Company, calculated on a fully diluted basis (collectively, the “Shares”) to Buyer;

WHEREAS, each of the Boards of Directors of Buyer and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Shares by Buyer upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

I.       DEFINITIONS.

1.01           Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

“Accounts Receivable” shall have the meaning set forth in Section 3.29.

“Affiliate” of any Person shall mean a Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person (whether by voting securities, contract or otherwise).

“Agreement” shall have the meaning set forth in the Preamble.

“Artists Guild” means any guild, union, or collective bargaining entity representing artists, performers, or other talent, including, without limitation, American Federation of Musicians, Songwriters Guild, American Federation of Television and Radio Artists, American Society of Media Photographers, Graphic Artists Guild, Writers Guild of America, and Screen Actors Guild.

“Benefit Plans” shall have the meaning set forth in Section 3.12(a).

“Business” means the business conducted by the Company of providing background music service for business locations worldwide.

“Business Day” shall mean any day that is not a Saturday, Sunday or statutory holiday in the State of California.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnified Party” shall have the meaning set forth in Section 6.02.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended and in effect as of the Closing Date.

“Cleanup” shall mean all actions required by applicable Environmental Laws to investigate, remove, remediate, abate, neutralize, treat, dispose, prevent Releases or threatened Releases of Hazardous Substances, implement institutional or engineering controls, or conduct post-remedial monitoring and care in connection with the remediation of Hazardous Substances on real property.

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Cash Consideration” shall have the meaning set forth in Section 2.02(a)(ii).

“Closing Date” shall mean the date and time as of which the Closing actually takes place.

“Closing Date Net Working Capital” shall have the meaning set forth in Section 2.02(c).

“Closing Date Net Working Capital Statement” shall have the meaning set forth in Section 2.02(c).

“COBRA” shall have the meaning set forth in Section 3.12(d).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” shall have the meaning set forth in the Preamble.

“Common Stock” shall have the meaning set forth in Section 3.02(a).

“Consulting Agreement” shall have the meaning set forth in Section 2.04(a)(v).

“Contingent Employment Term” shall have the meaning set forth in Section 2.02(d).

“Contract” shall mean any agreement, arrangement, commitment, indemnity, indenture, instrument or lease, including any and all amendments, supplements, and modifications (whether oral or written) thereto, whether or not in writing.

“Copyrights” means all (i) all copyrights, whether or not published,  protected or registered under the Copyright Act of 1909 or the Copyright Act of 1976 (as either shall be amended from time to time, and any predecessor or successor statute thereto), applications for registration of copyrights, all works of authorship, and all secondary and subsidiary rights therein; (ii) art, audiovisual works, animations, compilations, collective works, computer software and programs, data, databases, designs, emblems, films, film clips, graphics, images, illustrations, likenesses, literary works, logos, motion pictures, musical compositions, music videos, performances, photographs, pictorial works, song lyrics, sound clips, sound recordings,      scripts, screenplays, video recordings, and all other copyrightable subject matter; (iii) all renewals, derivative works, enhancements, improvements, modifications, updates, new releases or other revisions thereof; and (iv) publication rights, display rights, attribution rights, integrity rights, performance rights (including digital performance rights), mechanical rights, synchronization rights, publishing rights, approval rights, reproduction rights, rights to create derivative works, distribution rights, or moral rights.

“Elsberry Bonus” shall mean that certain bonus due and owing to Ken Elsberry in the amount of Eighty Thousand Dollars ($80,000).

“Employment Agreement” shall have the meaning set forth in Section 2.04(a)(v).

“Environment” shall have the meaning assigned to that term under CERCLA.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence or Release of any Hazardous Substances at any location currently or formerly owned, operated or leased by the Company or to which Hazardous Substances generated by the Company have migrated or been sent for disposal.

“Environmental Condition” shall refer to any contamination or damage to the environment caused by or relating to the actual or threatened Release of Hazardous Substances by the Company or any other Person into the environment.  With respect to claims by employees, independent contractors or other third parties, Environmental Condition shall also include the exposure of persons to Hazardous Substances.

“Environmental Laws” shall mean any state, federal or local laws, ordinances, codes, regulations, statutes, orders, judgments, decrees, permits or licenses relating to pollution, natural resources, protection of human health or the Environment, including, without limitation, laws and regulations relating to the use, treatment, storage, release, disposal or transportation of Hazardous Substances or the handling and disposal of medical and biological waste.

“Environmental Noncompliance” means material violation of an Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean with respect to any Person (i) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which that Person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, of which that Person is a member and (iii) any member of an affiliated service group, within the meaning of Section 414(m) and (o) of the Code, of which that Person or any entity described in clause (i) or (ii) is a member.

“Final Note Maturity Date” shall mean the final maturity date of each Note, which date shall be two (2) years from the date each Note is issued.

“Financial Statements” shall have the meaning set forth in Section 3.04(a).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States or foreign government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substances” shall mean (i) any hazardous or toxic waste, substance or material defined in any Environmental Law, (ii) asbestos-containing material, (iii)  medical and biological waste, (iv) polychlorinated biphenyls, (v) petroleum products, including gasoline, fuel oil, crude oil and constituents of such petroleum products and (vi) any other chemicals, materials or substances, exposure to which is prohibited, limited, or regulated by any Environmental Laws.

“Indebtedness” means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), and (ii) any other indebtedness that is evidenced by a note, bond, indenture, debenture or similar instrument.

“Indemnified Party” shall have the meaning set forth in Section 6.04(a).

“Indemnifying Party” shall have the meaning set forth in Section 6.04 (a).

“Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“Intellectual Property” shall mean any Marks, Patents, Copyrights, Trade Secrets, Net Properties, methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), algorithms, databases, diagrams, drawings, formulae, techniques, user interfaces, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries), owned or used by the Company in the Business.

“Intellectual Property Rights”  shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) Marks, Patents, Copyrights, Trade Secrets, Net Properties; and (B) all rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clause (A), owned, used or held by the Company in the Business.

“Interim Balance Sheet” shall have the meaning set forth in Section 3.04(a)(iii).

“Inventory” shall mean all quantities of inventory, including raw materials, work-in-process, finished goods (whether or not in the possession of the Company or Sellers), consigned inventory, replacement and component parts, materials, supplies and packaging items.

“Knowledge,” shall mean the knowledge of each Seller and each of the officers and directors of the Company after diligent inquiry.

“Known Liabilities” shall mean the matters set forth on Exhibit E hereto.

“Landmark Loans” shall mean all Indebtedness arising from that certain: (i) Business Loan Agreement dated as of January 25, 2006, by and between the Company as borrower and Landmark National Bank as lender, in the original principal amount of One Hundred Fifty Thousand Dollars ($150,000), and (ii) that certain Business Loan Agreement dated as of June 21, 2004, by and between the Company as borrower and Landmark National Bank as lender, in the original principal amount of Two Hundred Fifty Thousand Dollars ($250,000).

“Law” shall mean any constitutional provision or any statute or other law, rule or regulation of any Governmental Authority and any decree, injunction, judgment, order, ruling, assessment or writ.

“Leased Real Property” shall have the meaning set forth in Section 3.19.

“Leased Tangible Property” shall have the meaning set forth in Section 3.20(b).

“Leases” shall have the meaning set forth in Section 3.19.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

“Licenses” shall mean all licenses, permits, authorizations, approvals, consents and waivers issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, adverse claim, right of first refusal, easement, servitude, encroachment or other survey defect, transfer restriction or other encumbrance of any nature whatsoever (including without limitation, any claims of spouses under applicable community property laws).

“Loss” or “Losses” means any claim, liability, shortage, damage, diminution in value, settlement, deficiency, expense (including reasonable attorneys' and accountants' fees), assessment, Tax, or loss of any kind.

“Marks” means all names, all assumed fictional business names, trade names, registered and unregistered trademarks and service marks, logos, brand names, product names, slogans, and any trademark or service mark application therefore and all associated goodwill.

“Material Adverse Effect” shall mean, with respect to any entity or group of entities, any event, circumstance, condition, change, occurrence, fact or effect that, individually or in the aggregate, is reasonably expected to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, or results of operations of such entity.

“Material Contract” shall mean any Contract required to be listed in Schedule 3.08(a).

“Minimum Net Working Capital” shall mean One Hundred Eighty Thousand Dollars ($180,000).

“Music Contracts” shall have the meaning set forth in Section 3.08(a)(i).

“Music Rights Holder” means any record label, music publisher, songwriter, artist, photographer, or any other holder of any rights in any sound recording, musical composition, artwork (including album art, liner notes, and other collateral works), chart, music database or other Copyright.

“Net Properties” means all internet web sites, URLs and internet domain names.

“Net Working Capital” shall mean the excess of the Company’s current assets over the Company’s current liabilities, where the Company’s “current assets” are comprised of all of the Company’s cash, accounts receivable, inventory, current portion of notes receivable and prepaid expenses, and the Company’s “current liabilities” are comprised of trade payables, current portion of bank loans and current portion of accrued trade expenses (each determined in the same manner and using the same accounting methods, methodologies and principles applied in preparing the audited financial statements of the Company for the twelve (12) month period ended December 31, 2006).

“Non-Competition Agreements” shall have the meaning set forth in Section 2.04(a)(vii).

“Note” and “Notes” shall have the meaning set forth in Section 2.06(e).

“O’Neill” shall have the meaning set forth in Section 2.02(d).

“Option” or “Options” shall have the meaning set forth in Section 2.05(a) hereof.

“Option Holder” or “Option Holders” shall have the meaning set forth in Section 2.05(a)

“Order” shall mean any award, decision, injunction, judgment, order, decree, ruling, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or by any arbitrator.

“OSHA Laws” shall mean the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., each state law corresponding thereto and all applicable laws, now or hereafter in effect relating thereto.

“Owned Real Properties” shall have the meaning set forth in Section 3.19.

“Owned Tangible Property” shall have the meaning set forth in Section 3.20(a).

“Patents” means all patents, patent applications and extensions, continuations and renewals thereof and inventions and discoveries that may be patentable.

“Performance Rights Society” means any performance rights society or clearinghouse concerning the performance, reproduction, display, or distribution of Copyrights, including, without limitation, American Society of Composers, Authors and Publishers (ASCAP), Broadcast Music, Inc. (BMI), Recording Industry Association of America (RIAA), The Society of European Stage Authors and Composers (SESAC), SoundExchange, Inc. and The Harry Fox Agency (HFA).

“Permanent Disability” means that such person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than nine months.

“Permitted Liens” shall mean:

(i) mechanics’, processor’s, materialmen’s, carriers’, warehousemen’s, repairmen’s, landlord’s and similar Liens arising by operation of Law or arising in the ordinary course of business and securing obligations of the Company that are not overdue for a period of more than sixty (60) days or are being contested in good faith by appropriate proceedings diligently pursued, provided that, in the case of Liens being contested, provision for the payment of such Liens has been made on the books of the Company;

(ii) Taxes which are not yet due or payable or are being contested in good faith.

“Person” shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any Governmental Authority.

“Preferred Stock” shall have the meaning set forth in Section 3.02(a).

“Proprietary Rights Agreement” shall have the meaning set forth in Section 3.21.

“Publicity Rights” shall mean all publicity rights or privacy rights (or waivers or quitclaims thereof) of any person or entity related thereto.

“Purchase Price” shall have the meaning set forth in Section 2.02(a).

“Related Person” shall mean with respect to a particular individual:

(a) each other member of such individual’s Family;

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Affiliate of such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least fifty percent (50%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.

“Release” and “Releases” shall have the meaning assigned to that term under CERCLA.

“Releasee” and “Releasees” shall have the meaning set forth in Section 5.01.

“Reports” shall have the meaning set forth in Section 3.14(g).

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors (including without limitation, financial advisors, counsel and accountants) and direct and indirect controlling persons.

“Requirement of Law” shall mean, as to any Person, the certificate or articles of incorporation and by-laws, partnership agreements, articles or certificate of formation or organization, limited liability company or operating agreement, or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Returns” shall have the meaning set forth in Section 3.29.

 “Security Agreement” shall have the meaning set forth in Section 2.02(a)(ii)

“Seller Indemnified Party” shall have the meaning set forth in Section 6.03.

“Seller Representative” shall have the meaning set forth in Section 8.03(a).

“Sellers” shall have the meaning set forth in the Preamble.

“Stockholders” shall mean the Sellers and all of the other holders of capital stock of the Company.

“Shares” shall have the meaning set forth in the Recitals.

“Straddle Period Taxes” shall have the meaning set forth in Section 6.02(b).

“Tangible Property” shall have the meaning set forth in Section 3.20(d).

“Tangible Property Leases” shall have the meaning set forth in Section 3.20(b).

“Tax” or “Taxes” shall mean any and all taxes (whether Federal, state, local or foreign), including, without limitation, income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupation, value added, ad valorem, transfer and other taxes, duties or assessments of any nature whatsoever, together with any interest, penalties or additions to tax imposed with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax.

“Tax Audits” shall have the meaning set forth in Section 7.02(a).

“Tax Returns” shall mean any returns, (including any information returns), reports, statements, notices, claims for refund, forms or other documents or information (including any schedule or attachment thereto, and including any amendment thereto) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any legal requirement relating to any Tax.

“Tebo” shall have the meaning set forth in Section 2.04(b)(vi).

“Termination Event” shall have the meaning set forth in Section 2.02(d).

“Transaction Documents” shall mean this Agreement, the Employment Agreements, the Note, the Security Agreement, and other documents related to the transactions contemplated by this Agreement.

“Trade Secrets” means all know-how, trade secrets, confidential or proprietary information, data, customer lists, software, technical information, data, process technology, plans, drawings and blue prints and, including without limitation, any other information entitled to protection under Requirements of Law as a trade secret.

“WARN Act” shall have the meaning set forth in Section 3.15(j).

“Withholding Deficiency” shall have the meaning set forth in Section 2.05(c).

1.02           Interpretation.  The words “hereof,” “herein,” “hereby” and “hereunder,” and words of like import, refer to this Agreement as a whole and not to any particular Section hereof.  References herein to any Section or Schedule refer to such Section of, or such Schedule to, this Agreement, unless the context otherwise requires.  All pronouns and any variations thereof refer to the masculine, feminine or neuter gender, singular or plural, as the context may require.

II.       SALE AND TRANSFER OF SHARES; CLOSING.

2.01 Sale and Transfer of Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Sellers will cause the Stockholders to sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase from each Stockholder, the number of Shares set forth opposite such Stockholder’s name on Schedule 2.01, which in the aggregate shall constitute One Hundred Percent (100%) of the issued and outstanding capital stock of the Company, calculated on a fully diluted basis, free and clear of all Liens.

2.02 Purchase Price.

(a) The purchase price for the Shares (the “Purchase Price”) shall be payable as follows:

(i) An aggregate of Four Million Dollars ($4,000,000), of which Five Hundred Thousand Dollars ($500,000) has been deposited by Buyer into an escrow account (the “Escrowed Funds” and together with the balance of the foregoing cash payment, the “Closing Cash Consideration”), payable by Buyer to each Stockholder in such amounts and in accordance with Schedule 2.02(b); plus

(ii) Two Million Dollars ($2,000,000) payable by delivery of one or more promissory notes, in substantially the form attached hereto as Exhibit A (each, a “Note,” and collectively, the “Notes”), to each of the Stockholders in the amounts specified in Schedule 2.02(a), such Notes to be secured by Buyer’s assets pursuant to the security agreement (the “ Security Agreement”), substantially in the form attached hereto at Exhibit B.

(b) At the Closing, the Closing Cash Consideration shall be paid by Buyer to each Stockholder or the Company, as applicable, by wire transfer of immediately available funds to the accounts specified by the Stockholders or the Company in Schedule 2.02(b).  The parties acknowledge and agree that, as set forth more fully in Section 2.05 hereof, the Closing Cash Consideration otherwise payable to certain of the Stockholders will be paid directly to the Company in repayment of the Option Notes with any portion of the Closing Cash Consideration remaining after payment in full of the applicable Option Note, less any required withholdings, to be wired by the Company to the applicable Stockholder within three (3) business days of the Closing Date.

(c) Net Working Capital Purchase Price Adjustment.  On the Closing Date, Seller Representative shall deliver to Buyer a statement (the “Closing Date Net Working Capital Statement”) prepared on a basis consistent with the Company's Interim Balance Sheet (as hereinafter defined), setting forth the Net Working Capital of Company as of the Closing Date (the “Closing Date Net Working Capital”), including the amount of cash (net of checks paid but uncleared), if any, to be delivered to the Company at Closing.  If the Closing Date Net Working Capital is less than the Minimum Net Working Capital, then the Closing Cash Consideration shall be decreased dollar-for-dollar by the amount, if any, by which the Closing Date Net Working Capital is less than the Minimum Net Working Capital.

(d) Additional Purchase Price Adjustment.  In the event that subsequent to the execution of the Employment Agreement but prior to the one (1) year anniversary of the date hereof (the “Contingent Employment Term”), Daniel K. O’Neill (“O’Neill”) either resigns as an employee of the Company (other than a resignation pursuant to Section 2.04(a)(ii)) or is terminated for Cause (as such term is defined in the Employment Agreement) (either, a “Termination Event”), then the principal amount under the Note issued to O’Neill shall be reduced as follows: (i) if any such Termination Event occurs on or prior to the six (6) month anniversary of the Closing Date, the first installment under the Note issued to O’Neill shall be deemed forfeited by O’Neill, and O’Neill shall have no right to receive the first installment under the Note issued to O’Neill; or (ii) if any such Termination Event occurs after the six (6) month anniversary of the Closing Date (but during the Contingent Employment Term), then the first installment under the Note issued to O’Neill shall be reduced to an amount equal to the product determined by multiplying the amount of the first installment otherwise payable to O’Neill under his Note (subject to any reductions pursuant to Article VI hereof) by a fraction, the numerator of which is the number of calendar days lapsed since the Closing Date and the date of the Termination Event and the denominator of which is three hundred sixty-five (365).

2.03 Closing.  The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Buyer’s counsel, Nixon Peabody, LLP, at The Gas Company Tower, 555 West Fifth Street, 46th Floor, Los Angeles, California 90013, on the date hereof or at such other time or on such other date or at such other place as may be mutually agreed by the parties.

2.04 Closing Deliveries.  At the Closing:

(a) Sellers will deliver to Buyer:

(i) certificates representing the Shares, duly and validly endorsed (or accompanied by duly and validly executed stock powers) for transfer to Buyer;

(ii) the written resignations of each of the officers and directors of the Company set forth on Schedule 2.04(a)(ii), effective as of the Closing Date;

(iii) (A) a certificate of good standing issued by the Secretary of State of Delaware, and (B) a certificate of good standing issued by the Secretary of State of each of the jurisdictions where the Company is qualified or licensed to transact business as a foreign entity, as set forth on Schedule 2.04(a)(iii)(B);

(iv) written evidence reasonably satisfactory to Buyer that all fees, commissions, and charges of any broker, finder or investment banker engaged by the Company and any Seller in connection with the transactions contemplated by this Agreement have been or at the Closing will be paid in full, and the Company and Sellers have been released from any further obligations related thereto;

(v) the employment agreement (“Employment Agreement”), in substantially the form set forth on Exhibit C between the Company and O’Neill, duly and validly executed by O’Neill;

(vi) the consulting agreement (“Consulting Agreement”), in substantially the form set forth on Exhibit D between the Company and TEBOGROUP, Inc., duly and validly executed by the TEBOGROUP, Inc.

(vii) written evidence that all of the Known Liabilities have been resolved to the satisfaction of Buyer in its sole and absolute discretion, provided, however, that if, notwithstanding the best efforts of Sellers and the Company, the Company and Sellers are unable to resolve any of the Known Liabilities prior to the Closing, Sellers shall fully cooperate with Buyer in resolving such Known Liabilities following the Closing Date, provided, however, that the Buyer shall consult with the Seller Representative regarding the continuing defense and settlement of each of the Known Liabilities, and that subsequent to the Closing, the Known Liabilities may not be settled without the joint written approval of the Buyer and the Seller’s Representative (provided, however, the consent of Seller’s Representative shall not be unreasonably withheld);

(viii) written consents of the parties set forth on Schedule 3.07, provided, however, that Buyer may proceed with the Closing without receipt of such written consents and without written waiver, the failure to provide such consents not being considered a breach by the Company or Stockholders of this Agreement.  After the Closing, Company and Stockholders will continue to use reasonable best efforts to obtain any consents not delivered at Closing.

(ix) the Closing Date Net Working Capital Statement pursuant to Section 2.02(c);

(x) written evidence reasonably satisfactory to Buyer that any Related Party Agreements have been terminated and that the Company and Sellers have been released from any further obligations related thereto; and

(xi) all other previously undelivered documents required to be delivered by Sellers or the Company to Buyer at or prior to the Closing in connection with the consummation of the transactions completed by this Agreement.

(b) Buyer will deliver:

(i) to each Seller and the Company, as applicable, the Closing Cash Consideration pursuant to Section 2.02(a)(i);

(ii) to each Seller, the Notes pursuant to Section 2.02(a)(ii), duly and validly executed by the Buyer;

(iii) to Sellers, the Security Agreement pursuant to Section 2.02(a)(ii), duly and validly executed by the buyer;

(iv) to O’Neill, the Employment Agreement pursuant to Section 2.04(a)(v), duly and validly executed by the Company;

(v) to TEBOGROUP, Inc., the Consulting Agreement pursuant to Section 2.04(a)(vi), duly and validly executed by the Company; and

(vi) to Sellers and/or the Company, as applicable, all other previously undelivered documents required to be delivered by Buyer to Sellers or the Company at or prior to the Closing in connection with the consummation of the transactions completed by this Agreement.

2.05 Option holders.  Immediately prior to the Closing Date, the Company had options outstanding representing Two Hundred Eight Thousand (208,000) shares of the Company’s Common Stock (each, an “Option” and collectively, the “Options”).  On or before the Closing Date, each holder of an Option (each, an “Option Holder” and collectively, the “Option Holders”), has exercised his/her/its respective Option by delivering to the Company the exercise price for such Options or delivering to the Company a promissory note in an amount equal to the exercise price for the Common Stock subject to such Option (each, an “Option Note”).  Each Option Holder whose Option was exercised by executing and delivering an Option Note to the Company has authorized the repayment of such Option Note by instructing the Buyer to deliver to the Company at the Closing the Closing Cash Consideration otherwise payable to such Option Holder pursuant to Section 2.01 hereof.  Upon receipt of such Closing Cash Consideration, the Company shall retain from such Closing Cash Consideration an amount equal to the principal amount of each Option Note in satisfaction of such Option Note and remit any portion of the Closing Cash Consideration remaining after payment of the Option Note to the respective Option Holder, less any required withholdings.

III.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS.

Except as set forth in the Disclosure Schedules to this Article III, the Company and Sellers hereby represent and warrant, as of the Closing Date, severally and not jointly, to Buyer as follows:

3.01 Due Organization; Subsidiaries; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate or other power and authority:  (i) to conduct its Business in the manner in which it is currently being conducted and as proposed to be conducted; and (ii) to own and use its assets.

(b) The Company is qualified or licensed to do business as a foreign entity, and is in good standing under the laws of all jurisdictions where the nature of its business requires such qualification.

(c) The Company has no subsidiaries.  The Company does not directly or indirectly own and has not owned any securities or other interest of any other Person.  The Company is not and has not been a general partner of any general partnership, limited partnership or other Person or a participant in any joint venture or other similar arrangement.

3.02 Capitalization.

(a) The authorized capital stock of the Company consists of (i) nine million (9,000,000) shares of common stock, $0.00001 par value per share (“Common Stock”), of which 2,774,670 shares are issued and outstanding and (ii) one million (1,000,000) shares of preferred stock, $0.00001 par value per share (“Preferred Stock”), none of which are issued and outstanding.  The Shares comprise all of the issued and outstanding capital stock of the Company.  Sellers are the record and beneficial owners and holders of all of the Shares.

(b) Each Seller represents, severally and not jointly, that at the Closing such Seller’s Shares shall be free and clear of all Liens other than transfer restrictions under federal and state securities laws.  No Seller owns any securities issued by, or other obligations of, the Company other than those listed on Schedule 2.01 or contemplated by this Agreement or another Transaction Document.  No legend or other reference to any purported Lien appears upon any certificate representing capital stock or other equity securities of the Company other than transfer restrictions under federal and state securities laws.

(c) The Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws, and upon transfer to Buyer, shall be free of restrictions on transfer other than restrictions imposed by applicable federal or state securities laws or by any other Transaction Documents.  Except as set forth on Schedule 3.02(c), there are no outstanding options, warrants, restricted stock agreements, rights (including conversion, exchange or preemptive rights), or agreements of any kind for the purchase or acquisition from the Company of any of its capital stock or other securities, or proxy or stockholder agreements or other agreements with respect to the voting of any of the Company’s capital stock or other securities, and the Company is under no obligation, nor has it granted any rights, to register any class of its capital stock or other securities.

(d) On or before the Closing Date, all of the Company’s outstanding Options will have been exercised or terminated.  As such, on the Closing Date there shall be no outstanding Options to purchase any securities of the Company.

3.03 Authorization; Good Title Conveyed.

(a) The Company and each Seller has all requisite power and authority to execute and deliver this Agreement, and any other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party.  This Agreement and the Transaction Documents have been duly and validly executed and delivered by the Company and each Seller party thereto and constitute the legal, valid and binding agreements of the Company and such Seller, enforceable against the Company and such Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other Laws affecting the enforcement of creditors’ rights generally, by general equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies.

(b) The stock certificates and stock powers to be executed and delivered by Sellers to Buyer at the Closing will be valid and binding obligations of Sellers, enforceable in accordance with their respective terms, and will effectively vest in Buyer good, valid and marketable title to all the Shares to be transferred to Buyer pursuant to and as contemplated by this Agreement free and clear of any and all Liens other than transfer restrictions under state and federal securities laws.

3.04 Financial Statements.

(a) Schedule 3.04 contains the following financial statements of the Company (collectively, the “Financial Statements”):

(i) The audited balance sheet of the Company as of December 31, 2006, and the related [audited] statements of operations, stockholders’ equity and cash flows for the fiscal year then ended (together with accompanying notes thereto);

(ii) The audited balance sheet of the Company as of December 31, 2004 and 2005, and the related [audited] statements of operations, stockholders’ equity and cash flows for the fiscal years then ended (together with accompanying notes thereto); and

(iii) The internally prepared balance sheet of the Company as of August 31, 2007 (the “Interim Balance Sheet”) and the related statements of operations, stockholders’ equity and cash flows for the period from January 1, 2007 through August 31, 2007.

(b) The Financial Statements are consistent with the books and records of the Company, and fairly present in all material respects the financial condition, assets and liabilities of the Company as of the dates and periods indicated (subject to, in the case of interim financial statements, normal and customary year-end adjustments), and were prepared in accordance with GAAP (except as otherwise indicated therein or in the notes thereto).  The books and records of the Company, all of which have been made available to Buyer, are complete and correct and have been properly kept and maintained.

3.05 No Undisclosed Liabilities.  The Company does not have any obligation or liability of any nature (whether known or unknown, matured or unmatured, fixed or contingent) which is required by GAAP to be listed as a liability or reserved for on its balance sheet in excess of Five Thousand Dollars ($5,000) other than those set forth in the Financial Statements or those that will be taken into account in the Closing Date Net Working Capital calculation.  All Indebtedness owed to the Company by any Seller or any Related Person of any Seller will be paid in full on or before the Closing Date.

3.06 Compliance with Law; Licenses.

(a) Except as set forth in Schedule 3.06(a):

(i) the Company is in compliance in with, and immediately following the consummation of the transactions contemplated herein and in the Transaction Documents, will be in compliance with, each Law applicable to it and/or to the conduct or operation of its Business and its ownership and use of any of its assets, except where failure to so comply would not be reasonably expected to have a Material Adverse Effect;

(ii) to the Knowledge of the Company and Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) would reasonably be expected to constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Law, or (B) would reasonably be expected to give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in any such case; and

(iii) the Company has not received any written notice from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Schedule 3.06(b) contains a complete and accurate list of each material License that is held by the Company.  Each License listed in Schedule 3.06(b) is valid and in full force and effect, and the Company has delivered true, correct and complete copies of all such Licenses to Buyer.  Except as set forth in Schedule 3.06(b):

(i) the Company is in compliance in all material respects with the terms and requirements of the Licenses identified in Schedule 3.06(b);

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time or both) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any License listed in Schedule 3.06(b), or (B) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any License listed in Schedule 3.06(b); and

(iii) the Company has not received any written notice from any Governmental Authority or any other Person regarding (A) any violation of, or failure to comply with, any term or requirement of any License listed on Schedule 3.06(b), or (B) any revocation, withdrawal, suspension, cancellation or termination of, or material modification to, any License listed on Schedule 3.06(b).

The Licenses listed in Schedule 3.06(b) collectively constitute all of the Licenses necessary to permit the Company to lawfully conduct and operate its Business in the manner it currently conducts and operates such Business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

3.07 No Conflicts.

(a) Except for the consents set forth on Schedule 3.07, no filing or registration with, or permit, authorization, consent or approval of, or notification to, any Governmental Authority or any third party is required by any Seller or the Company in connection with the execution, delivery and performance by the Company and Sellers of this Agreement or the consummation by Sellers and the Company of the transactions contemplated hereby.

(b) The execution and delivery of this Agreement and the consummation by Sellers and the Company of any of the transactions contemplated hereby or in the Transaction Documents do not and will not directly or indirectly (with notice or without notice or lapse of time or both):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Certificate of Incorporation or bylaws of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

(ii) contravene, conflict with, or result in a violation or an event which with notice or lapse of time or both would constitute a default under or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Law or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

(iii) contravene, conflict with, or result in a violation or event which with notice or lapse of time or both would constitute a default of any of the terms or requirements of, or give any Governmental Authority or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, any License that is listed on Schedule 3.06(b);

(iv) contravene, conflict with, or result in a violation, breach or an event which with notice or lapse of time or both would constitute a default of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract; or

(v) result in the imposition or creation of any Lien (other than a Permitted Lien) upon or with respect to any of the assets owned or used by the Company.

3.08 Contracts.

(a) Schedule 3.08(a) contains a complete and accurate list, and Sellers have delivered or made available to Buyer true, correct and complete copies of the following Contracts to which the Company is a party which will remain in effect after the Closing (each, a “Material Contract”) (for the avoidance of doubt, equipment or bank leases or loans and the agreements and documents evidencing such which are to be paid off in full at Closing shall not be Material Contracts hereunder):

(i) Each Contract relating to the use, performance, reproduction, distribution, or other exploitation of sound recordings, musical compositions or works or the manufacture, advertisements, distribution and lease of programs embodying any of the foregoing (collectively, the “Music Contracts”);

(ii) each Contract that is executory in whole or in part and involves the delivery of goods or materials by the Company, or the performance of services by the Company, the remaining unpaid balance of which is in excess of $5,000;

(iii) each Contract that is executory in whole or in part and involves the delivery of goods or materials to the Company or the performance of services for the Company, the remaining unpaid balance of which is in excess of $5,000;

(iv) each Contract that is executory in whole or in part and was not entered into in the ordinary course of business and that involves future expenditures or receipts by the Company in excess of $5,000;

(v) each lease, rental or occupancy agreement, license agreement, installment and conditional sale agreement, and any other similar Contract, in each case, affecting the ownership of, leasing of, title to, use of, or any leasehold or other similar interest in, any real or personal property;

(vi) except for standard “shrink wrapped, off the shelf,” commercially available third-party software used by the Company, each licensing agreement or any other Contract with respect to the ownership or use of any Intellectual Property, including Contracts with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any Intellectual Property;

(vii) each collective bargaining agreement and any other Contract to or with any labor union or other similar employee representative of a group of employees of the Company;

(viii) each joint venture or partnership agreement and any other similar Contract (however named) involving a sharing of profits or losses by the Company with any other Person;

(ix) each Contract providing for payments to or by the Company based on a percentage of sales, purchases or profits, other than payments for goods and services;

(x) each note, bond, indenture and other instrument and agreement evidencing, creating or otherwise relating to obligations for borrowed money and each guarantee of obligations for borrowed money;

(xi) as of August 31, 2007, each purchase order exceeding $5,000 between the Company and any Person which will not be fulfilled prior to the Closing;

(xii) each Contract that is executory in whole or in part and requires capital expenditures in excess of $5,000 by the Company;

(xiii) all agreements containing covenants not to compete on the part of a Seller or the Company or otherwise restricting the ability of the Company or any Seller to engage in any aspect of the Business;

(xiv) each Contract with any current or former employee, consultant, director or officer of the Company, or pursuant to which the Company has any liability to any current or former employee, consultant, officer or director, other than employee benefit plans and policies; and

(xv) each Contract between the Company and any of its Affiliates.

(b) Except as set forth in Schedule 3.08(b), each Material Contract is in full force and effect and is enforceable against the Company and, to the Knowledge of the Company and Sellers, the other party thereto in accordance with its terms (subject to bankruptcy, insolvency and other proceedings at law or in equity relating to the rights of creditors generally and by general equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses).

(c) The Company, and, to the Knowledge of the Company and Sellers, each other party to a Material Contract, is in material compliance with the terms and conditions of each Material Contract.  Except as set forth in Schedule 3.08(c), neither the Company nor any Seller has received any written notice of, and has no Knowledge of, any actual or alleged breach or violation of, or default under, any Material Contract, and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute a breach or violation of, or default under, any Material Contract on the part of the Company or, to the Knowledge of the Company and Sellers, on the part of any other party thereto.  Except as set forth on Schedule 3.08(c), the Company has made all Artists Guild, Performance Rights Society, Music Rights Holder, union, public performance and all other payments due under the Music Contracts.

(d) To the Knowledge of the Company and Sellers, there are no renegotiations of or attempts to renegotiate any material amounts paid or payable to the Company under current or completed Material Contracts with any Person.

(e) Except as set forth in Schedule 3.08(e), the Company has not been assessed or asked to pay any liquidated damages or any other type of damages, fines or penalties under any Material Contract since December 31, 2004.

3.09 Legal Proceedings; Orders.  Except for the Known Liabilities and those matters set forth on Schedule 3.09, there are no Legal Proceedings (including, without limitation, any Legal Proceeding by any Governmental Authority) pending or, to the Knowledge of the Company and the Sellers, threatened against the Company or the properties or assets of the Company.  Except for the Known Liabilities, there are no Legal Proceedings (including, without limitation, any Legal Proceeding by any Governmental Authority) pending or, to the Knowledge of the Company and the Sellers, threatened against the Company or any Seller that challenge the validity or propriety of any of the transactions contemplated by this Agreement or any of the Transaction Documents or that challenge or question the legal right of the Company to conduct the operations of the Business as presently or previously conducted.  There are no other orders, decrees or settlement agreements to which the Company is a party except for the Known Liabilities.  Except for the Known Liabilities, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any Seller is a party or that otherwise would reasonably be expected to be binding upon any Seller, the Company, its assets or the Business which has or would reasonably be expected to have the effect of materially prohibiting or impairing the use of any of its assets or the operation of the Business by Buyer.  The Company and Sellers have not entered into any agreement under which the operations of the Business are restricted from selling, licensing or otherwise distributing any of its products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

3.10 Taxes.  Except as set forth on Schedule 3.10: (i) the Company has timely and duly filed all Tax Returns required to have been filed by it; (ii) all such Tax Returns are true, accurate and complete; (iii) Sellers have delivered or made available to Buyer copies of, and Schedule 3.10 contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since December 31, 2004; (iv) the Company has paid, or made provision in the Financial Statements for the payment of all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Company, except such Taxes, if any, as are listed in Schedule 3.10 and are being contested in good faith by appropriate proceedings; (v) the Company is currently not the beneficiary of any extension of time within which to file any Tax Return; (vi) to the Knowledge of the Company and the Sellers, no claim has been threatened by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that either the Company is or may be subject to taxation by that jurisdiction; (vii) there are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; (viii) no unpaid Tax deficiency has been asserted or is pending against or with respect to the Company by any Tax authority; (ix) the Company has collected or withheld all amounts currently required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due; (x) the Company is in compliance with, and its records contain all information and documents currently necessary to comply with, all applicable information reporting and Tax withholding requirements; (xi) the balance sheets contained in the Financial Statements described in Section 3.04(a)(i) fully and properly reflect, as of the dates thereof, the liabilities of the Company for all accrued Taxes; (xii) for periods ending after the date of the most recent Financial Statements provided to Buyer, the books and records of the Company fully and properly reflect its liabilities for all accrued Taxes; (xiii) the Company has not granted and is not subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period; (xiv) the Company is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the Regulations thereunder or any similar provision of Law; (xv) the Company is not a party to any Tax allocation or sharing agreement; (xvi) the Company (A) has not been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return and (B) has no any liability for the Taxes of any Person under Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (xvii) the Company is not and has not been during the last five (5)-year period, a U.S. real property holding corporation within the meaning of Section 897 of the Code, and none of the Shares is a U.S. real property interest within the meaning of Section 897(c)(1) of the Code; (xviii) the United States federal and state Tax Returns of the Company have been audited by the relevant Governmental Authority or are closed by applicable statute of limitations for all taxable years through December, 31, 2006; (xix) the Company is not a party to any agreement, plan or arrangement, whether written or unwritten, that could result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign tax law) as a result of the transactions contemplated by this Agreement; and (xx) the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).

3.11 Absence of Certain Changes. Except as set forth in Schedule 3.11, since August 31, 2007, the Company has conducted its Business only in the ordinary course of business consistent with past practice, and there has not been any:

(a) change in the Company’s authorized or issued capital stock or other equity securities; grant of any stock option or restricted shares or right to purchase shares of capital stock or other equity securities of the Company; issuance of any security convertible into such capital stock or other equity security; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock or other equity securities; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock or other equity securities;

(b) Material Adverse Effect, and to the Knowledge of the Company and Sellers no event, fact or circumstance has occurred that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(c) revaluation by the Company or any Seller of any of the Company’s assets, including without limitation, any write-offs, increases or decreases in any reserves or any write-up or write-down of the value of inventory, property, plant, equipment or any other property or any change in any assumptions underlying, or facts relating to, or methods of calculating, any bad debt, contingency or other reserves, except for normal depreciation in the ordinary course of business and consistent with past practice;

(d) amendment to the Certificate of Incorporation or bylaws, or other organizational document, of the Company;

(e) grant, payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, employee or independent contractor or entry into any engagement, employment, severance, change of control or similar Contract with any director, officer, employee or independent contractor other than any of the foregoing which is granted consistent with past practice or to a Contract in existence prior to December 31, 2006;

(f) adoption of changes in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any current or former employees, consultants or directors of the Company;

(g) material delay or failure to pay or perform any current liability (including accounts payable) of the Company when due;

(h) termination, amendment, modification or waiver of, or any breach, violation or default by any party that would reasonably be expected to have a Material Adverse Effect under, any Material Contract outside the ordinary course of business and consistent with past practice;

(i) change in the conduct of the Business, including, without limitation, billing and collection practices, deferral of payment of liabilities, or any other activity, which may result in any current asset or current liability being reflected on the Company’s balance sheet in a manner either (A) inconsistent with the Company’s past practices and or (B) not otherwise in the ordinary course of business;

(j) forgiveness, waiver or agreement to extend repayment of any Indebtedness or other obligation owed by or to the Company;

(k) disposition or lapse of any rights to use any proprietary right of the Company;

(l) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $10,000;

(m) sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease, or other disposition of any asset or property of the Company (including, without limitation, any Intellectual Property), other than in the ordinary course of business consistent with past practice, or mortgage, pledge, or imposition of any Lien (other than a Permitted Lien) on any asset or property of the Company;

(n) cancellation or waiver of any claims or rights that would reasonably be expected to result in a Material Adverse Effect;

(o) any change (other than any required change) in the accounting methods (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company or any of its assets;

(p) material change in the federal, state or local Tax liability of the Company, other than as a result of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby; or

(q) agreement, whether oral or written, by the Company to do any of the foregoing (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

3.12 Employee Benefit Plans.

(a) Schedule 3.12(a) contains a true and complete list and summary of all employee benefit plans, programs, agreements, arrangements or payroll practices, including, without limitation, any “employee benefit plans” within the meaning of Section 3(3) of ERISA, any deferred compensation arrangements and bonus compensation plans or policies, all retirement, pension, profit sharing, bonus, severance pay, disability, health, vacation and sick leave benefits plans, stock-based incentive plans, employment or severance agreements, in any case, maintained or sponsored by or entered into by the Company or under which the Company may have any current or future liability (collectively, “Benefit Plans”).  With respect to any Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company and the Sellers, threatened, (ii) to the Knowledge of the Company and the Sellers, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims, (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Authorities are pending or, to the Knowledge of the Company and the Sellers, threatened, and (iv) all contributions and premiums required by law or by the terms of any Benefit Plan or any agreement relating thereto have been timely made.  Each of the Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of all applicable laws and regulations, and each Benefit Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and is entitled to rely on an opinion letter issued by the Internal Revenue Service as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.

(b) With respect to each of the Benefit Plans, the Company has made available to Buyer true and complete copies of each of the following documents, as applicable and to the extent each exists:

(i) a copy of the plan document (including all amendments thereto) for each written Benefit Plan or a written description of any Benefit Plan that is not otherwise in writing;

(ii) a copy of the summary plan descriptions (including all summaries of material modifications to date) and other material communications to employees

(iii) a copy of the most recent financial statement, actuarial report and annual Form 5500 (including all accompanying schedules and attachments);

(iv) if the Benefit Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

(v) all contracts relating to the Benefit Plans with respect to which the Company may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

(vi) the most recent opinion letter received from the Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Neither the Company nor any current or former ERISA Affiliate has ever maintained, sponsored or contributed to any Benefit Plan which is subject to Title IV of ERISA or Section 412 of the Code, and no event or fact exists which could give rise to any liability to the Company or any ERISA Affiliate under Title IV of ERISA or Section 412 of the Code.

(d) Neither the Company nor any ERISA Affiliate maintains retiree life or retiree health insurance plans that provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or at the sole expense of the participant or any participant's beneficiary.  Each of the Company and any ERISA Affiliate that maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle I of ERISA and the regulations thereunder.

(e) Except as set forth on Schedule 3.12(e), no Benefit Plan exists that, as a result of the transaction contemplated by this Agreement (either alone or in connection with another event), could result in the payment to any current or former employee or director of the Company of any money or other property or could result in the acceleration or provision of any other rights or benefits to any current or former employee or director of the Company.  No amounts payable under any Benefit Plan could fail to be deductible for federal income tax purposes by virtue of Code Section 280G.

(f) The Company has at all times properly classified all individuals providing services to the Company as employees or independent contractors, as applicable.

3.13 Intellectual Property.

(a) Schedule 3.13(a) contains a complete and accurate list and summary description, including any royalties and other consideration paid or received by the Company, and the Company has delivered or made available to Buyer accurate and complete copies, of all contracts or agreements relating to the Intellectual Property or the Intellectual Property Rights, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than Five Hundred Dollars ($500) under which the Company is the licensee. There are no outstanding and, to the Company’s Knowledge of Sellers and the Company, no threatened disputes or disagreements with respect to any such contract or agreement.

(b) The Intellectual Property and Intellectual Property Rights include all those necessary or reasonably appropriate for the operation of the Company’s Business as it is currently conducted or anticipated to be conducted by the parties.  The Company is the owner or valid licensee of all right, title and interest in and to each of the Intellectual Property and Intellectual Property Rights, free and clear of all Liens, and has the right to use without payment to any Person all of the Intellectual Property and Intellectual Property Rights, other than in respect of licenses listed on Schedule 3.13(b) without payment to any third party (including, without limitation, any Performance Rights Society, Artists Guild, or other Music Rights Holder).  Except for the Known Liabilities, no Intellectual Property or Intellectual Property Rights have been or are now involved in any dispute, opposition, invalidation, arbitration, cancellation or Legal Proceeding and, to the Company’s Knowledge of Sellers and the Company, no such action is threatened with respect to any Intellectual Property or Intellectual Property Rights of the Company.  None of the Intellectual Property or Intellectual Property Rights of the Company is infringed or, to the Company’s Knowledge of Seller and the Company, has been challenged, interfered with or threatened in any way.

(c) All former and current independent contractors, employees, directors and officers of the Company have executed valid and binding contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, works of authorship or information or Intellectual Property or Intellectual Property Rights created or discovered by such independent contractors, employees, directors and officers of the Company in the course of engagement or employment or otherwise relating to or used in the Business of the Company.  No such independent contractor, employee, officer or director of the Company has entered into any contract, obligation, promise, commitment, undertaking or understanding (whether oral, written, express or implied) that restricts or limits in any way the scope or type of work in which such independent contractor, employee, officer, or director may be engaged or requires such independent contractor, employee, officer, or director to transfer, assign, or disclose information concerning his or her work to any party other than the Company.

(d) Schedule 3.13(d) contains a complete and accurate list and summary description of all Patents (including identifying numbers and dates of filing and issuance) owned or used by the Company in the Business (the “Company Patents”).  All of the issued Company Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within one hundred eighty (180) days after the Closing Date.  Except as set forth on Schedule 3.13(d), no Company Patent has been or is now involved in any interference, reissue, reexamination, opposition or Legal Proceeding.  No Company Patent is infringed or, to the Company’s Knowledge of Sellers and the Company, has been challenged or threatened in any way and none of the products manufactured or sold, services provided nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(e) Schedule 3.13(e) contains a complete and accurate list and summary description of all Marks (including, without limitation, identifying registration numbers, registration dates, application numbers, and filing dates) owned or used by the Company in the Business (the “Company Marks”).  All of the Company Marks that have been registered with the United States Patent and Trademark Office or any other Governmental Authority, are currently in material compliance with all formal Requirements of Law (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or Taxes or actions falling due within one hundred eighty (180) days after the Closing Date.  No Company Mark has been or is now involved in any opposition, invalidation, cancellation or Legal Proceeding and, to the Company’s Knowledge, no such action is threatened with respect to any of the Company Marks. No Company Mark is infringed or, to the Company’s Knowledge of Sellers and the Company, has been challenged or threatened in any way. None of the Company Marks infringe or is alleged to infringe any trade name, trademark or service mark of any other Person.

(f) Schedule 3.13(f) contains a complete and accurate list and summary description of all Copyrights owned or used in the Business (the “Company Copyrights”).  All of the registered Company Copyrights are currently in compliance with formal Requirements of Law, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within one hundred eighty (180) days after the date of Closing.  No Company Copyright has been or is now involved in any Legal Proceeding.  No Company Copyright is infringed or, to the Seller’s Knowledge, has been challenged or threatened in any way.  None of the subject matter of any of the Company Copyrights infringes or is alleged to infringe any copyright of any Person or is a derivative work based upon the work of any other Person.

(g) Schedule 3.13(g) contains a complete and accurate list of all Publicity Rights.

(h) Schedule 3.13(h) contains a brief description of (1) any Trade Secret owned or used in the Business (the “Company Trade Secrets”), (2) any policies, procedures for recording Company Trade Secrets or intellectual property development, and (3) any Company Trade Secret that has been deposited into escrow for the benefit of another party, and if so, a description of the deposit.  With respect to each Company Trade Secret, the documentation relating to such Company Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.  The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of all the Company Trade Secrets (including the enforcement by the Company of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in the Company’s standard form, and all current and former employees and contractors of the Company have executed such an agreement).  The Company has good title to and an absolute right to use the Company Trade Secrets.  The Company Trade Secrets are not part of the public knowledge or literature and, to the Company’s Knowledge of Sellers and the Company, have not been used, divulged or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company.  No Company Trade Secret has been or is now involved in any Legal Proceeding.  No Company Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(i) Schedule 3.13(i) contains a complete and accurate list and summary description of all Net Properties owned or used in the Business (the “Company Net Properties”).  All Company Net Properties have been registered in the name of the Company and are in material compliance with all formal Requirements of Law.  No Company Net Properties have been or are now involved in any dispute, opposition, invalidation, arbitration, cancellation or Legal Proceeding and, to Company’s Knowledge of Sellers and the Company, no such action is threatened with respect to any Company Net Property.  None of the Company Net Properties is infringed or, to the Company’s Knowledge of Seller and the Company, have been challenged, interfered with or threatened in any way. None of the Company Net Properties infringe, interferes with or is alleged to interfere with or infringe the trademark, copyright, domain name or other intellectual property of any other Person.

(j) The Company has designed, engineered, installed, and operated the Company’s Host Systems and instituted and enforced such policies and procedures with respect to the Company’s Host Systems, so that they are secure and to prevent unauthorized use or access.  To the Company’s Knowledge of Sellers and the Company, the Company’s Host Systems have not been compromised through unauthorized use or access. The Company has delivered to Buyer true, complete and current copies of any privacy policies that the Company has established for its Business or customers.  The Company is in material compliance with its privacy policies, as well as any other privacy requirements imposed on the Company or its Business by Governmental Authorities or Requirements of Law.

(k) The Company has used commercially reasonable methods to ensure that the Company’s Host Systems do not contain any malicious or surreptitious code or device, such as a virus, worm, time or logic bomb, disabling device, Trojan horse or other malicious or surreptitious code.

(l) The Company has not used any third party software or work that is subject to an open source license (including the GNU Public License) or any “copyleft”, “freeware” or similar license, the terms of which impose any restrictions on the Company’s use of any computer software owned or used by the Seller in the Business, or which in any way limit the Company’s ownership of and freedom to act regarding any Intellectual Property or Intellectual Property Right associated with such software or work that the Company has developed using or incorporating such third-party software or work.

(m) The Company (a) complies with all applicable privacy laws and regulations regarding the collection, retention, use and disclosure of personal information, and (b) takes all appropriate and industry standard measures to protect and maintain the confidential nature of the personal information provided to the Company by individuals.  The Company has adequate technological and procedural measures in place to protect personal information collected from individuals against loss, theft and unauthorized access or disclosure.  The Company does not collect information from or target children under the age of thirteen.  The Company does not sell, rent or otherwise make available to third parties any personal information submitted by individuals.  Other than as constrained by applicable laws and regulations, the Company is not restricted in its use and/or distribution of personal information collected by the Company.

3.14 Environmental Matters.  Except as set forth on Schedule 3.14:

(a) The Company and each Leased Property is now and at all times during the past five (5) years has been in material compliance with all applicable Environmental Laws.  None of the Sellers or the Company has received any written or oral communication, whether from a Governmental Authority alleging that the Company is not in compliance or otherwise relating to any potential liability or violation under such Environmental Laws.

(b) The Company has obtained all permits required under Environmental Laws that are required in connection with the conduct of the Business, all of which are sufficient in scope for the conduct of the Business as currently conducted, and are valid, subsisting and in full force and effect.  The Company is in material compliance with all terms and conditions of such environmental permits, and no action, suit or other proceeding which would reasonably be expected to result in the revocation or suspension or limitation of any such environmental permits is pending or threatened, and the Company has not engaged in any conduct which would reasonably be expected to cause the revocation or suspension or limitation of any such environmental permits.

(c) There are no Environmental Claims pending or to the Knowledge of the Company and the Sellers threatened against the Company or, to the Knowledge of Sellers and the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained either contractually or by operation of Law, under or relating to Environmental Laws, including, without limitation, those that involve or relate to Environmental Conditions, Environmental Noncompliance or Releases, of any Hazardous Substances on or from any real property constituting the Owned Real Properties, the Leased Real Property or any other real property or facility formerly owned, leased or used by the Company.

(d) To the Knowledge of the Company and Sellers, there are no past or present Environmental Conditions or Releases of any Hazardous Substances which are reasonably likely to form the basis of any Environmental Claim against the Company, or to the Knowledge of the Company and Sellers, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(e) The Company has not, and to the Knowledge of the Company and Sellers, no other Person has placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Substances in a manner that caused or is reasonably likely to have caused contamination requiring remediation pursuant to Environmental Law or damage to the environment or otherwise placed, stored, deposited, discharged, buried, dumped or disposed of any other wastes in violation of applicable Environmental Laws on any property currently or formerly owned, operated or leased by the Company, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company (which inventories and wastes, if any, were and are stored or disposed of in compliance with all applicable Environmental Laws).

(f) The Company has not assumed, contractually or, to the Knowledge of the Company and Sellers, by operation of law, any liabilities or obligations under any Environmental Laws.

(g) The Company has delivered or otherwise made available for inspection to Buyer, true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring (“Reports”) possessed or initiated by the Company pertaining to Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company, or regarding the Company's compliance with applicable Environmental Laws.  A list of all such Reports can be found in Schedule 3.14(g).

(h) To the Knowledge of the Company and the Sellers, all properties owned, operated or leased by the Company do not contain any: underground storage tanks; asbestos; polychlorinated biphenyls; underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Substances may have been discharged or disposed.

3.15 Labor Matters.  Except as set forth in Schedule 3.15:

(a) Schedule 3.15 sets forth the following information for all employees of the Company immediately prior to the Closing:  name, identifying code, job title, rate of pay, and date of hire, together with a description of each License, if any, held by each such Person that is material to the Business, as applicable.  To the extent any employee is on a leave of absence, Schedule 3.15 indicates the nature of such leave of absence and such employee’s anticipated date of return to active employment.  To the Knowledge of the Company, none of the employees listed on Schedule 3.15 has any plans or intends to terminate his or their employment or engagement, except as may be required pursuant to this Agreement or any of the Transaction Documents.  Upon termination of the employment of any employee of the Company, none of the Company or the Buyer will by reason of any action taken or not taken prior to the Closing be liable to any of such employees for severance pay or any other payments, except as may be required pursuant to this Agreement or the Transaction Documents;

(b) The Company is conducting and has for the past five (5) years conducted its Business in compliance in all material respects with all applicable Laws relating to employment or labor, including, without limitation, those Laws relating to wages, hours, collective bargaining, unemployment insurance, workers’ compensation, equal employment opportunity, OSHA Laws and the payment and withholding of Taxes.  Schedule 3.15 sets forth all expenses, obligations and liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Company against the Company made since December 31, 2004, and the extent of any specific accrual on or reserve therefore set forth on the Financial Statements, for (i) costs, expenses and other liabilities under any workers compensation laws, requirements or programs and (ii) any other medical costs and expenses, other than under benefit plans provided by the Company.  Except as set forth on Schedule 3.15, in the past 12 months, to the Knowledge of the Company and Sellers, no event has occurred and no claim or injury exists, which would reasonably be expected to give rise to a material claim by employees or former employees (including the dependents and spouses thereof) of the Company under any workers compensation laws, requirements or programs or for any other material medical costs and expenses.

(c) There is no labor strike, slowdown, work stoppage or lockout in effect, or, to the Knowledge of the Company and the Seller, threatened against the Company, and the Company has not experienced any such labor controversy within the past three (3) years.  There is no union representation or organizing effort pending or threatened against the Company.

(d) There is no charge or complaint pending against the Company before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs or any similar state, local or foreign agency responsible for the prevention of unlawful employment practices.

(e) The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(f) Except as set forth in Schedule 3.15(f), the Company has paid in full all wages, salaries, commissions, bonuses and other direct compensation for all services performed by its employees and independent contractors, other than amounts that have not yet become payable in accordance with the Company’s customary practices.

(g) Except as set forth in Schedule 3.15(g), no union or other collective bargaining unit has been certified as representing any of the employees of the Company, nor has the Company agreed to recognize any union or other collective bargaining unit.

(h) The Company has complied with the applicable provision of the Immigrations Reform and Control Act of 1986, Pub. L. 99-603, which makes it unlawful to hire, recruit or refer for a fee for employment, unauthorized aliens in the United States, and which requires employees to verify an employee’s identity and right to work in the United States through completion of Immigration and Naturalization Service Form I-9.  The Company has undertaken reasonable precautions as required by Law to ensure that its employees and independent contractors have complied will all applicable immigration laws.

(i) Subject to Buyer’s compliance with Section 5.10, the Company is in material compliance with its obligations pursuant to the Worker, Adjustment and Retraining Notification Act of 1988 (“WARN Act”), and in compliance with all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.  The Company has not received written notice of, and has no reason to believe that it may receive such notice, the intent of any federal, state, local or foreign agency responsible for the enforcement of employment laws to conduct an investigation of or relating to the Company with respect to the employment of its employees and no such investigation is in progress.

3.16 Brokers and Finders.  Except as set forth in Schedule 3.16, no broker, finder, agent or similar intermediary has acted on behalf of the Company or and Seller in connection with this Agreement or any of the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any Contract with Sellers or the Company or any action taken by Sellers or the Company.

3.17 Condition and Sufficiency of Assets. The buildings, plants and equipment of the Company (including Leased Real Property) are in all respects in normal usable condition and repair, normal wear and tear excepted, and are suitable and adequate for the uses to which they are currently being put.  The buildings, plants and equipment of the Company are sufficient for the continued conduct of the Company’s Business after the Closing in substantially the same manner as conducted prior to the Closing.

3.18 Books and Records.  The books of account, minute books, stock record books and other records of the Company are true, correct and complete and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of the Company contain true, correct and complete records of all meetings of, and corporate action taken by, the stockholders of the Company and the Company Board of Directors, and no meeting of any of the stockholders or the Company Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books.  True, correct and complete copies of all minute books and all stock record books of the Company have heretofore been delivered to Buyer.

3.19 Real Properties.  The Company does not own any real property (“Owned Real Property”) and has no option, right or other agreement to acquire any interests in any real property.  Schedule 3.19 contains a complete and correct list of all real property leases, warehouse leases, subleases, licenses and occupancy agreements pursuant to which the Company is a lessor, lessee, sublessor, sublessee, licensor or licensee of real property, setting forth the address, landlord and tenant for each (the “Leased Real Property”).  The Company has delivered to Buyer correct and complete copies of each of the agreements set forth in Schedule 3.19, including all amendments thereto and all nondisturbance agreements in connection therewith.  Each lease, sublease, license or other agreement set forth in Schedule 3.19 (the “Leases”) is legal, valid, binding, enforceable in accordance with its terms (subject to bankruptcy, insolvency and other proceedings at law or in equity relating to the rights of creditors generally) and in full force and effect.  No party is in default, violation or breach in any material respect under any of the same, and to the Knowledge of Sellers and the Company, no event has occurred and is continuing thereunder that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any material respect thereunder.  All lessors under the Leases have consented to the consummation of the transactions contemplated hereby, to the extent that the applicable Lease requires such consent, without requiring any modification of any of the rights or obligations of the tenant under such Leases.  The Company has good and valid title to the leasehold estate under each lease, sublease, license or other agreement set forth in Schedule 3.19, free and clear of all Liens (other than Permitted Liens).  The Company or Sellers enjoys peaceful and undisturbed possession under the same.

3.20 Tangible Property.

(a) Schedule 3.20(a) contains the Company’s depreciation ledger of all material machinery, equipment, fixtures, motor vehicles and other tangible personal property owned by the Company (collectively, the “Owned Tangible Property”).  Except as set forth in Schedule 3.20(a), the Company has good title to all Owned Tangible Property free and clear of all Liens (other than Permitted Liens).

(b) Schedule 3.20(b) contains a list of (i) all material machinery, equipment, fixtures and other tangible personal property owned by a third party subject to any capital lease or rental agreement to which the Company is a party (collectively, the “Leased Tangible Property”) and (ii) the leases of the Leased Tangible Property (the “Tangible Property Leases”).  Each of the Tangible Property Leases is in full force and effect and constitutes a valid and binding obligation of the Company and, to the Knowledge of Sellers and the Company, the other party thereto, enforceable in accordance with its terms (subject to bankruptcy, insolvency and other proceedings at law or in equity relating to the rights of creditors generally).

(c) The Company has not received notice of, and no event has occurred and the Company and Sellers have no Knowledge of any facts or circumstances which (with the giving of notice or lapse of time or both) would constitute, a violation or breach of, or default under (beyond any applicable grace or cure period), any of the Tangible Property Leases on the part of the Company or, to the Knowledge of Sellers and the Company, on the part of any other party thereto.

(d) All Owned Tangible Property and all Leased Tangible Property (collectively, the “Tangible Property”) is in normal and usable working condition, normal wear and tear excepted, and is suitable for the purposes for which it is used or is being replaced with suitable and appropriate tangible personal property in normal and usable working condition.

3.21 Employees.  Schedule 3.15 set forth a true, correct and complete list of the names and current salaries of all of the employees of the Company.  No director or officer, or to the Knowledge of the Company and Sellers, no employee or independent contractor of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, independent contractor, officer or director and any other Person (“Proprietary Rights Agreement”), that in any way adversely affects (a) the performance of his or her duties as an employee, independent contractor, officer or director of the Company or (b) the ability of the Company to conduct its Business, including any Proprietary Rights Agreement with any Seller.  Except as set forth in Schedule 3.21 no Seller, and to the Knowledge of Sellers and the Company, no director, officer or other key employee or independent contractor of the Company currently intends to terminate his or her employment or relationship with the Company.  Except as set forth in Schedule 3.21, the Company is not party to any employment agreement.

3.22 Insurance.  There is in full force and effect one or more policies of insurance insuring the Company, the Owned Real Properties and the Leased Real Properties and the Business against such losses and risks and in such amounts as are usual and customary in the Business in relation to similarly sized companies engaging in the Business in the Company’s geographic location.  Schedule 3.22 contains a complete list of all of the Company’s policies of insurance in effect as of the date hereof.  All of such policies are in full force and effect and there is no default (beyond any applicable grace or cure period) with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any material claim under any liability policy in a timely fashion or in the manner or detail required by such liability policy.  The Company maintains, and for the last five (5) years, has maintained, workers compensation insurance, and, except as set forth in Schedule 3.22, such workers compensation has been sufficient for the conduct of the Company’s Business.  The Company has delivered or made available copies of all such policies to Buyer.  Except as set forth in Schedule 3.22, there are no outstanding unpaid premiums or claims, and no retroactive or retrospective premium adjustments with respect to such policies, and no notice of cancellation or nonrenewal or refusal of coverage has been received by the Company or any Seller with respect to, any such policy.

3.23 Banking Relationships.  Schedule 3.23 sets forth the names, account numbers and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company has a banking relationship.

3.24 Insolvency Proceedings.  Neither the Company, any of the Shares nor any of the Company’s assets is the subject of any pending, rendered or, to the Knowledge of the Company, threatened insolvency proceedings of any character.  The Company has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

3.25 Territorial Restrictions.  The Company is not restricted by any written agreement or understanding with any other Person from carrying on the Business anywhere in the world, except for such restrictions of Governmental Authorities as are generally applicable to the industry in which the Company currently operates.

3.26 Customers.  Schedule  3.26 sets forth the names and addresses of the ten (10) largest (based upon revenues) customers, contractors and other Persons from whom the Company derived revenues for the twelve (12) month periods ended December 31, 2006 and December 31, 2005, and the amount for which each such customer, contractor or other Person was invoiced during such periods.  The Company has not received any written notice that any such customer, contractor or other Person set forth in Schedule 3.27 has ceased, or will cease, to purchase or use products or services of the Company, or has substantially reduced, or will substantially reduce, the purchase or use of the products or services of the Company on or after the Closing Date.  The Company is current and in substantial compliance with respect to all of its obligations to all of its customers, contractors and each other Person from whom it derives revenues.

3.27 Suppliers.  Schedule 3.27 sets forth the name and address of each supplier, vendor or other provider of services to the Company from which the Company ordered raw materials, supplies and other goods and services in the aggregate amount of $15,000 or more in each of the twelve (12) month periods ended December 31, 2006 and 2005.  Neither the Company nor any Seller has received any written notice that any such supplier, vendor or other provider of services has ceased, or will cease, to supply such raw materials, supplies or other goods or services to the Company on or after the Closing Date, or has substantially reduced, or will substantially reduce, the supply of such items or services to the Company on or after the Closing Date.  The Company is current and in substantial compliance with respect to all of its obligations to its suppliers, vendors and other providers of services.

3.28 Distributors.  No distributor, contractor, broker, dealer, agent or representative, other than employees of the Company, has an oral or written agreement or understanding to sell or otherwise provide products or services of the Company.

3.29 Accounts Receivable.  A complete and correct list of all accounts receivable of the Company as of August 31, 2007 (“Accounts Receivable”) has been delivered to Buyer and sets forth the aging of such Accounts Receivable, a complete and correct copy of which is attached hereto as Schedule 3.29.  The Accounts Receivable and all accounts receivable since December 31, 2006 represent bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business of the Company and consistent with past practices.  Except as set forth in Schedule 3.29, to the Knowledge of the Company and the Sellers, there is no contest, claim or right of set-off contained in any oral or written agreement with any account debtor relating to the amount or validity of any Account Receivable, or any other account receivable created after December 31, 2006, other than returns, refunds or similar concessions granted in the ordinary course of business consistent with past practice (“Returns”), none of which, individually or in the aggregate, are material.  The Accounts Receivable and all accounts receivable since December 31, 2006 are valid and, to the Knowledge of Sellers and the Company, collectible at the recorded amounts thereof in the ordinary course of business of the Company, subject to Returns and reserves made in the ordinary course of business of the Company, none of which, individually or in the aggregate, are material.

3.30 Inventory.  All Inventory reflected on the Financial Statements is of good, usable and merchantable quality.  Inventory maintained by the Company as of the Closing Date is or shall be (a) adequate for the conduct of the Business in the Company’s ordinary course, and (b) consistent with the Inventory levels and Inventory balance maintained by the Company as of

December 31, 2005 and 2006.  All Inventory is of such quality as to meet applicable governmental quality control standards and is recorded on the books of the Company at the lower of cost or market value determined in accordance with GAAP consistent with past practices.  All Inventory is located at either the principal place of business of the Company or at such other locations at which the Company is conducting business in the ordinary course consistent with past practice and all Inventory located at such other locations is reasonably expected to be sold in connection with the conducting of such business.  All finished goods Inventory is saleable in the ordinary course of business.  Purchase commitments for raw materials and parts are not in excess of normal requirements and are consistent with past practice and none were at a price materially in excess of market prices existing on the date such commitments were made.

3.31 Transactions with Certain Persons.

(a) Except as set forth on Schedule 3.31(a), no officer or director of the Company nor any Related Person of such individual is presently, or within the past three (3) years has been, a party to any transaction with the Company, including without limitation, any Contract, Lease or other arrangement (i) providing for the furnishing of services by (other than as officers, directors or employees of the Company); (ii) providing for the rental of real or personal property from; or (iii) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any such individual or any corporation, partnership, trust or other entity in which any such individual has an interest as a stockholder, officer, director, trustee or partner (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity) (“Related Party Agreements”).  The Company does not have outstanding any Contract or other arrangement or commitment with any Seller or any director or officer of the Company or with any Seller.

(b) Except as set forth on Schedule 3.31(b) or pursuant to or under ay Transaction Document:  no Seller nor any officer or director of the Company owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, customer or landlord of the Company or which conducts a business similar to the Business conducted by the Company.  No Seller nor any officer, member of management or director of the Company (i) owns or holds, directly or indirectly, in whole or in part, any the Intellectual Property used in the Business, (ii) has any Claim against the Company, except for claims for accrued payroll or vacation pay or accrued benefits under any Benefit Plan existing on the date hereof, (iii) owes any money to the Company or (iv) has any material interest in any property, real or personal, tangible or intangible, used in the Business.

IV.       REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to the Company and Sellers as follows:

4.01 Organization of Buyer; Authorization.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate or other power and authority to conduct its business in the manner in which it is currently being conducted.

(b) Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the performance by Buyer of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action on the part of Buyer.  This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by Buyer and constitute the legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance or other Laws affecting the enforcement of creditors’ rights generally, by general equitable principles, including, without limitation, those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses or by applicable federal and state securities laws as they relate to the indemnification provisions set forth herein.

4.02 No Conflicts.

(a) Except for filings required to effect or arising in connection with consummating the transactions contemplated herein (including without limitation, filings required pursuant to federal and state securities laws), no filing or registration with, or permit, authorization, consent or approval of, or notification to, any Governmental Authority is required by Buyer in connection with the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby.

(b) The execution and delivery by Buyer of this Agreement and the consummation of any of the transactions contemplated hereby and thereby do not and will not, directly or indirectly (with or without notice or lapse of time or both):  (i) violate any provision of the Certificate of Incorporation or bylaws of Buyer, (ii)  violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material Contract to which Buyer is a party, except for such material Contracts wherein the other party thereto has consented to the consummation of the transactions contemplated hereby or thereby, or (iii) violate any Law applicable to Buyer.

4.03 Legal Proceedings; Orders.  There are no Legal Proceedings (including, without limitation, any Legal Proceeding by any Governmental Authority) pending or threatened against Buyer or its properties or assets, that challenge, or may have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated hereby.  Neither Buyer nor any of the assets owned or used by it is subject to any Order that could prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

4.04 Brokers and Finders.  Except as set forth on Schedule 4.04, no broker, finder, agent or similar intermediary has acted on Buyer’s behalf in connection with this Agreement or any of the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any Contract with Buyer or any action taken by Buyer.

4.05 Investment Intent, etc.  Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended. Buyer understands that the Shares have not been registered for sale under any federal or state securities Laws and that the Shares are being sold to Buyer pursuant to an exemption from registration provided under such Laws; acknowledges that the representations and warranties set forth in this Section 4.05 are given with the intention that Sellers rely on them for purposes of claiming such exemption; understands that it must bear the economic risk of the Shares for an indefinite period of time as they cannot be sold unless subsequently registered under applicable federal and state securities Laws or unless an exemption from registration is available therefrom.

Buyer has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares pursuant to this Agreement; has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of acquiring the Shares; and is capable of bearing the economic risks of such investment.

V.       COVENANTS AND AGREEMENTS OF SELLERS AND THE COMPANY

5.01 Release.  Each Seller, on behalf of himself, herself or itself, and each of his, her or its Related Persons, hereby releases and forever discharges Buyer and the Company, and each of their respective individual, joint or mutual, past, present and future Representatives, Affiliates, stockholders, controlling persons, subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees” ) from any and all claims, demands, Legal Proceedings, causes of action, Orders, Contracts, debts and liabilities, both at law and in equity, which such Seller, or any of his, her or its Related Persons, now has or has previously had against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Buyer or the Company (a) arising on or after the Closing Date; (b) arising under this Agreement, under any other Transaction Document or under any other agreement, document, instrument or arrangement entered into on or after the Closing Date; (c) which are accrued payroll or employment compensation which are to be paid in normal intervals; (d) under any employee benefit plans provided in the ordinary course of business consistent with past practice; (e) under any indemnification provisions of the Company’s Certificate of Incorporation, bylaws, or director and officer insurance policies; or (f) which is a counter-claim or contribution claim in response to a claim asserted against a Seller under Article VI.

5.02 Landmark Loans.  The Buyer, the Company, O’Neill and Tebo shall use good faith efforts and endeavor to cause each of O’Neill and Tebo to be released as guarantors under the Landmark Loans, and all documents entered into in connection therewith, on the Closing Date or as soon as reasonably practicable thereafter.  In the event the parties are unable to cause O’Neill and/or Tebo to be released as guarantors under the Landmark Loans on or prior to fifteen  (15) calendar days after Closing Date, Buyer shall cause the Landmark Loans to be paid and satisfied in full.  Buyer hereby agrees to indemnify, defend and hold harmless each of Tebo and/or O’Neill pursuant to the provisions of Article VI from and against, and pay to O’Neill and/or Tebo, as applicable, any and all Losses (as such term is defined herein) of Tebo and/or O’Neill arising out of, relating to, or caused by any liability of Tebo and/or O’Neill under the Landmark Loans relating to any period after the Closing Date.

5.03 Elsberry Bonus.  On or before the Closing Date, the Company shall cause the Elsberry Bonus to be paid to Ken Elsberry.

5.04 Access to Information.  In order to facilitate the resolution of any claims made against or by Sellers or for any other reasonable purpose, Buyer shall (i) retain the records relating to the Company and the Business corresponding to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Seller reasonable access during normal business hours to such books and records.

VI.       INDEMNIFICATION; REMEDIES.

6.01 Survival of Representations and Warranties.  Sellers’, the Company’s and Buyer’s representations and warranties shall survive for a period of twelve (12) months following the Closing Date; provided, however, that the representations and warranties contained in Sections 3.05, 3.07, 3.09, 3.13 and 4.03 shall survive for a period of eighteen (18) months; provided, further, that the representations and warranties contained in Section 3.10 shall survive for the applicable statute of limitations, plus an additional sixty (60) days; and provided further, that the representations and warranties contained in Sections 3.01, 3.02, 3.03 and 4.01 shall survive indefinitely.  Notwithstanding anything to the contrary contained herein, an Indemnified Party (as hereinafter defined) shall preserve his, her or its rights to bring any action with respect to a claim for indemnification hereunder by providing notice to the Indemnifying Party (as hereinafter defined) of such claim on or prior to the expiration of the survival period.

6.02 Indemnification by Sellers.  Subject to the provisions of Section 6.05 hereof, Sellers shall severally and not jointly, pro rata in accordance with each Seller’s percentage interests in the aggregate principal amount of the Notes, indemnify, defend and hold harmless Buyer and each of its Affiliates (which, following the Closing, shall include the Company), and its and their respective directors, officers, employees, stockholders, partners, members, managers, agents and representatives (each, a “Buyer Indemnified Party”) from and against, and pay to the Buyer Indemnified Parties:

(a) any and all Losses, whether or not involving a third party claim, incurred by such Buyer Indemnified Party, in connection with, based upon, attributable to, arising from or as a result of: (i) the failure of any representation or warranty of the Sellers and or the Company contained in this Agreementto be true and correct as of the Closing Date (or as of an earlier date if a representation or warranty expressly states that it is being made as of an earlier date)  (provided, however, that each Seller’s obligation to indemnify Buyer Indemnified Parties and pay their reasonable costs and expenses for a breach such Seller of his, her or its representations and warranties contained in Section 3.02(b) shall be several to such Seller and shall not be offset pro rata against the Notes of the other Sellers); and (ii) any breach by any Seller or the Company of, or failure by any Seller or the Company to perform, any of its covenants or obligations contained in this Agreement; and (iii) any Known Liabilities; and

(b) Any and all Losses arising out of, relating to (i) any Tax year beginning before and ending after the Closing Date (“Straddle Period Taxes”) to the extent allocable to the Sellers as provided for below, and (ii) any transfer, gains, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the transactions contemplated by this Agreement (with respect to item (ii), to the extent any such Taxes arise from any tax treatment of the transaction inconsistent with a stock purchase transaction).  Straddle Period Taxes allocable to the Sellers shall be deemed to be (A) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the straddle period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant straddle period and (B) in the case of Taxes not described in (A) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined based on an actual or hypothetical “closing of the books” as of the close of business on the Closing Date.

6.03 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Sellers and each of their Affiliates and their respective directors, officers, employees, stockholders, partners, members, managers, agents and representatives (each, a “Seller Indemnified Party”) from and against, and pay to the Seller Indemnified Parties:

(a) any and all Losses, whether or not involving a third party claim, incurred by such Seller Indemnified Party, in connection with, based upon, attributable to, arising from or as a result of: (i) the failure of any representation or warranty of the Buyer contained in this Agreement to be true and correct as of the Closing Date (or as of an earlier date if a representation and warranty expressly states that it is being made as of an earlier date); and (ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants or obligations contained in this Agreement; and

(b) Any and all Losses arising out of, relating to, or caused by any liability of the Company for any Taxes of the Company with respect to (i) any Tax year or portion thereof beginning after the Closing Date (“Post-Closing Period Taxes”), and (ii) the portion of Straddle Period Taxes not allocable to Sellers pursuant to Section 6.02(b).

6.04 Procedures for Indemnification.  Except as provided in Section 7.02, the procedures for indemnification shall be as follows:

(a) The party claiming the indemnification (the “Indemnified Party”) shall promptly give notice to the party from whom the indemnification is claimed (the “Indemnifying Party”) of any claim whether between the parties or brought by a third party against the Indemnified Party, specifying in reasonable detail (i) the factual basis for such claim and (ii) the amount of the claim.  If a claim relates to an action, suit, or proceeding filed by a third party against the Indemnified Party, such notice shall be given by the Indemnified Party to the Indemnifying Party promptly but in any event within five (5) Business Days after written notice of such action, suit, or proceeding shall have been given to the Indemnified Party.  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.

(b) Following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party shall have thirty (30) days in which to make such investigation of the claim as the Indemnifying Party shall deem necessary or desirable.  For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and or its authorized representative(s) the information relied upon by the Indemnified Party to substantiate the claim.  If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any agreed upon extension thereof) to the validity and amount of such claim, or if the Indemnifying Party does not respond to such notice, the Indemnifying Party shall immediately pay to the Indemnified Party the full amount of the claim, or, in the case of a Buyer Indemnified Party, may offset the amount of such claim, pro rata against the Notes, pursuant to the provisions set forth in Section 6.05.

(c) With respect to any third party claim as to which the Indemnified Party is seeking indemnification hereunder, the Indemnifying Party shall have the right at its own expense to participate in or, if it so elects, to assume control of the defense of such claim, and the Indemnified Party shall cooperate fully with the Indemnifying Party, subject to reimbursement for reasonable actual out-of-pocket expense (other than legal or other professional expenses) incurred by the Indemnified Party as the result of a request by the Indemnifying Party to so cooperate.  If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Indemnified Party shall have the right to participate in (but not control) the defense of such claim at its own expense.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably delayed, withheld or conditioned), settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or demand or any related claim or demand.

(d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make all reasonable efforts to reach a decision with respect thereto as expeditiously as possible.

(e) If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third-party claim, the Indemnifying Party shall be bound by the results obtained in good faith by the Indemnified Party with respect to such claim.

6.05 Indemnification Limitations.  Except for any fraud or willful misrepresentation, as to which claims may be brought without limitation as to time or amount, the sole recourse of each Buyer Indemnified Parties under this Article VI for indemnification shall be to offset against any amounts due to Sellers under the Notes, pro rata in accordance with their percentage interests in the aggregate principal amount of the Notes, the amount of any claim for indemnification made in good faith by Buyer Indemnified Parties.  Notwithstanding the foregoing, each Buyer Indemnified Party shall be entitled to indemnification under this Article VI: (i) with respect to a Known Liability or Known Liabilities, only to the extent the amount of such Known Liability or Known Liabilities in the aggregate exceeds One Million Three Hundred Thousand Dollars ($1,300,000); and (ii) with respect to a breach of any representation, warranty, covenant or obligation of Sellers and/or the Company herein, to the extent the Losses from such breach individually or in the aggregate exceed Two Hundred Thousand Dollars ($200,000).

6.06 Subrogation.  Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment related.  Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

6.07 No Double Recovery.  Notwithstanding anything herein to the contrary, no party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement or the Schedules attached hereto, or any document executed in connection with this Agreement or otherwise.

6.08 Treatment of Indemnity Payments Between the Parties.  Unless otherwise required by applicable Law, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization on any Tax Return, in any Tax Audit or judicial or administrative proceeding or otherwise.

6.09 Reduction of Losses.   Each of the parties shall use its commercially reasonable efforts to collect the proceeds of any insurance that would have the effect of reducing any Losses for which it may seek indemnification under this Article VI (in which case such proceeds shall reduce such Losses).  To the extent any Losses of an Indemnified Party for which it may seek indemnification under this Article VI are reduced by its receipt of payment under insurance policies or from third parties (collectively, “Proceeds”), such Proceeds (net of the expenses of the recovery thereof) shall be credited against such Losses.  However, if indemnification payments under this Agreement shall have been made by an Indemnifying Party to an Indemnified Party prior to the receipt of such Proceeds, then the Indemnified Party shall remit to the Indemnifying Party the amount of such Proceeds (net of the expenses of the recovery thereof) to the extent of indemnification payments received in respect of such Losses.  Nothing in this Section 6.09 shall impose upon any party any obligation to obtain insurance coverage for any Losses, whether occurring before or after the Closing Date.  All Losses for which indemnification is sought under Article VI shall be determined net of any Tax effects relating thereto.

VII.       CERTAIN TAX MATTERS.

7.01 Filing of Tax Returns.

(a) Periods Ending on or Before the Closing Date.  Sellers shall prepare or cause to be prepared and filed or cause to be filed on a timely basis all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed before the Closing Date.  Each such Tax Return shall be true, correct and complete when filed.  Sellers shall cause the Company to pay all Taxes shown as due on such Tax Returns.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date. Buyer shall permit Seller Representative to review and comment on each such Tax Return described in the preceding sentence at least ten (10) days prior to filing and shall consider such revisions to such Tax Returns as are reasonably suggested by Seller Representative.

(b) Periods Beginning Before and Ending After the Closing Date.  To the extent that any Tax Returns of the Company relate to any Tax periods which begin before the Closing Date and end after the Closing Date, Buyer shall prepare or cause to be prepared and file or cause to be filed any such Tax Returns.  Buyer shall permit Sellers to review and reasonably comment on each such Tax Return described in the preceding sentence, for which Sellers may have Tax liability, at least ten (10) days prior to filing such Tax Returns.  Any Taxes of the Company with respect to the portion of such period ending on the Closing Date shall be borne by the Sellers (consistent with the method for allocating Straddle Period Taxes in Section 6.02(b)).  Any credits relating to a taxable period that begins before and ends after the Closing Date shall be allocated to the pre- and post-Closing portions of such taxable period in a manner consistent with the method for allocating Straddle Period Taxes in Section 6.02(b).  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

7.02 Tax Contests.

(a) Notification of Contests.  Buyer shall notify Sellers in writing within fifteen (15) days of receipt by Buyer or the Company of written notice of any pending or threatened U.S. federal, state, local or non-U.S. audits, examinations, investigations or other administrative proceedings (such audits, examinations, investigations and other administrative proceedings referred to collectively as “Tax Audits”) or assessments, which may affect the liability for Taxes of Sellers.  Sellers shall notify Buyer in writing within fifteen (15) days of receipt by any Seller of written notice of any pending or threatened Tax Audits or assessments, which may affect the liability for Taxes (including, without limitation, under this Agreement) of Buyer or the Company.  If Sellers, on the one hand, or Buyer, on the other hand, fails to give such prompt notice to the other Party it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Audit or assessment if such failure to give notice materially adversely affects the other Party's right to participate in the Audit or assessment.

(b) Which Party Controls.

(i) Sellers’ Items.  If such Tax Audit relates to any period ending prior to the Closing Date or for any Taxes for which Sellers, either individually or collectively, are liable in full hereunder, Sellers shall at their expense control the defense and settlement of such Tax Audit.

(ii) Buyer's Items.  Buyer shall at its expense control the defense and settlement of all other Tax Audits related to the Company.

(iii) Participation Rights.  Notwithstanding the provisions set forth above, any Party whose liability for Taxes may be affected by a Tax Audit shall be entitled to participate at its expense in such defense and to employ counsel of its choice at its expense.

VIII.       MISCELLANEOUS.

8.01 Expenses.  Sellers shall bear their own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, accountants and investment banks.

8.02 Public Announcements.  Subject to any requirement of applicable Law, all public announcements or similar publicity with respect to this Agreement or the transactions contemplated hereby shall be made or issued only with the prior written consent of Buyer.

8.03 Appointment of Seller Representative as Attorney-in-Fact.

(a) Any action to be taken by the Sellers hereunder shall be taken for the Sellers by Joseph J. Tebo who shall serve as their representative (the “Seller Representative”). In the event of the death or Permanent Disability of Seller Representative, Sellers holding a majority of the Shares immediately prior to the Closing may appoint a substitute therefor. Each Seller, by his, her or its execution of this Agreement, hereby irrevocably appoints Seller Representative as his, her or its agent, proxy and attorney-in-fact for all purposes of this Agreement, the other Transaction Documents and any ancillary agreements.  Any person or entity not a party to this Agreement shall be entitled to rely for all purposes on all acts, notices, instructions and communications of Seller Representative as the acts, notices, instructions and communications of the Sellers and the delivery, in accordance with this Agreement, of any notices or communications to Seller Representative shall be in all respects equivalent to delivery to the Sellers.  In performing its duties as such, Seller Representative shall not incur any liability to any Seller except for its willful misconduct.

(b) Each of the Sellers appointing Seller Representative hereunder hereby expressly acknowledges and agrees that Seller Representative is authorized to act on behalf of such Seller notwithstanding any dispute or disagreement among such Sellers, and that any Person shall be entitled to rely on any and all action taken by Seller Representative under this Agreement without liability to, or obligation to inquire of, any of such Sellers.

8.04 Successors.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.05 Further Assurances.  Each of the parties hereto agrees that it will, from time to time after the date of this Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement.

8.06 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.07 Entire Agreement; Amendment.  This Agreement (together with the other Transaction Documents, certificates, agreements, Schedules, exhibits, instruments and other documents referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, both written and oral, with respect to such subject matter.  This Agreement may not be amended except by a written agreement executed by the party charged with the amendment.

8.08 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

8.09 Consent to Jurisdiction.  Any controversy, dispute or claim of any nature whatsoever arising out of, in connection with or in relation to this Term Sheet or the transaction contemplated herein will be resolved by final and binding arbitration in accordance with the Streamlined Rules of and by a retired judge at JAMS, Inc. in Los Angeles and all parties hereto consent to the personal jurisdiction of the State of California for such arbitration and enforcement of any award by JAMS.  The prevailing party in any dispute will be entitled to recover all reasonable attorney’s fees, costs and expenses in addition to other allowable costs.

8.10 Assignment.  No party may assign this Agreement, or any of its rights or obligations hereunder, to any other Person without the prior written consent of the other parties hereto, except that Buyer may make such an assignment to an Affiliate without prior consent.

8.11 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when transmitted by facsimile (transmission confirmed), (c) on the fifth Business Day following mailing by registered or certified mail (return receipt requested), or (d) on the next Business Day following deposit with an overnight delivery service of national reputation, to the parties at the following addresses and facsimile numbers (or at such other address or facsimile number for a party as may be specified by like notice):

If to Buyer: Fluid Media Networks, Inc. 5813-A Uplander Way Culver City, California 90230 Attention: Justin Beckett Facsimile: (310) 665-0735	with a copy to: Nixon Peabody, LLP The Gas Company Tower 555 West Fifth Street, 46th Floor Los Angeles, CA 90013 Attention: Jenny Chen-Drake, Esq. Facsimile: (213) 629-6001

If to Sellers: See addresses as set forth on the signature pages hereto	with copy to: Foley & Larder LLP 402 W. Broadway, Suite 2100 San Diego, CA 92101 Attention: Kenneth D. Polin, Esq. Facsimile: (619) 234-6655

If to the Company: Trusonic Inc. 7825 Fay Ave. Suite LL-A La Jolla, California 92037 Facsimile: (858) 362-2324	with copy to: Foley & Larder LLP 402 W. Broadway, Suite 2100 San Diego, CA 92101 Attention: Kenneth D. Polin, Esq. Facsimile: (619) 234-3510

8.12 Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.13 Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement.  This Agreement may also be executed via facsimile or via image or pdf file sent by electronic mail, which shall be deemed an original.

8.14 Schedules.  The Schedules to this Agreement are incorporated by reference herein and are made a part hereof as if they were fully set forth herein.

8.15 Severability.  The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

8.16 Advice of Counsel.  Each party to this Agreement has consulted with legal counsel of its own choosing, or has had the opportunity to consult with legal counsel, and has read and understood all of the terms and provisions of this Agreement.  This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

8.17 No Third-Party Beneficiaries.  There are no third party beneficiaries of this Agreement or of the transactions contemplated hereby and nothing contained herein shall be deemed to confer upon any Person other than the parties hereto (and their permitted successors and assigns) any right to insist upon or to enforce the performance of any of the obligations contained herein.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER

FLUID MEDIA NETWORKS, INC., a Nevada corporation By: /s/ Justin Beckett Justin F. Beckett Chief Executive Officer

THE COMPANY AND SELLERS
TRUSONIC INC., a Delaware corporation By: /s/ Joseph J. Tebo Joseph J. Tebo Chief Executive Officer and President
ALCOY INVESTMENTS, LLC, a California limited liability company By: /s/ Victor Vilplana Name: Victor Vilplana Its: Managing Member Address:	/s/ Catherine Eikel CATHERINE EIKEL Address:
/s/ Clement J. O'Neill CLEMENT J. O’NEILL, Trustee of the O’Neill Family Trust dated July 4, 1995 Address:	/s/ Daniel K. O'Neill DANIEL K. O’NEILL, Trustee of the Daniel K. O’Neill Trust dated May 1, 1995 Address:

/s/ Todd Felton TODD FELTON Address:	/s/ Kenneth Elsberry KENNETH ELSBERRY Address:

GRIFFEN, LLC By: /s/ Thomas R. Lafleur Name: Thomas R. Lafleur Its: President Address:	/s/ James J. Tebo JAMES J. TEBO Address:

/s/ Jean Cote JEAN COTE /s/ Randa Cote RANDA COTE Address:	/s/ Joseph J. Tebo JOSEPH J. TEBO, Trustee of the Tebo Family Trust dated September 30, 1994 Address:

/s/ David McAnulty DAVID McANULTY Address:	/s/ Catherine Mullican CATHERINE MULLICAN Address:

/s/ Derrick Oien DERRICK OIEN Address:	/s/ Robert Eikel ROBERT EIKEL Address:

/s/ Neil T. Hadfield
NEIL T. HADFIELD, Co-Trustee of the Neil T. Hadfield & Margaret A. Jackson Trust U/A/D 8/25/98

/s/ Margaret A. Jackson
MARGARET A. JACKSON, Co-Trustee of the Neil T. Hadfield & Margaret A. Jackson Trust U/A/D 8/25/98

Address:

/s/ Robert E. Eikel ROBERT E. EIKEL, Trustee of the Robert and Mary Eikel Trust dated 2/25/98 Address:

/s/ Scott Annett SCOTT ANNETT Address:	/s/ Scott Bjerke SCOTT BJERKE Address:

/s/ Michelle Lazenby SHELLEY LAZENBY /s/ Jeff Lazenby JEFF LAZENBY Address:	/s/ Danny Sterne DANNY STERNE Address:

/s/ Tim Ward TIMOTHY WARD Address:	/s/ Eric Wennas ERIC WENNAS Address:

/s/ Dave Whitaker DAVE WHITAKER Address: